                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                    FORM 8-K


                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of The
                        Securities Exchange Act of 1934


               Date of Report (Date of earliest event reported):
                                 July 11, 1997

                          SNYDER COMMUNICATIONS, INC.
--------------------------------------------------------------------------------
             (Exact name of Registrant as specified in its charter)


        Delaware                       1-12145                         52-1983617
        --------                       -------                         ----------
(State or other jurisdiction      (Commission File Number)            (I.R.S. Employer
     of incorporation)                                                Identification No.)


                   Two Democracy Center, 6903 Rockledge Drive
                      15th Floor, Bethesda, Maryland 20817
--------------------------------------------------------------------------------
       (Address of principal executive offices)                (Zip Code)


                                 (301) 468-1010
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)


                                 Not applicable
--------------------------------------------------------------------------------
         (Former name or former address, if changed since last report.)

ITEM 2.   ACQUISITION OR DISPOSITION OF ASSETS

         On July 11, 1997, pursuant to an Agreement and Plan of Merger dated as of March 18, 1997 (the "Merger Agreement"), Snyder Communications Inc., a Delaware corporation (the "Registrant"), consummated a merger (the "Merger") whereby Snyder Z Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of the Registrant, was merged with and into American List Corporation, a Delaware corporation ("American List"), with American List surviving the Merger as a wholly owned subsidiary of the Registrant.

         In the Merger, 4,414,318 shares of American List common stock, $.01 par value, issued and outstanding immediately prior to the effective time of the Merger were converted into approximately 5,032,322 shares of the Registrant's common stock, $.001 par value. The exchange ratio of 1.14 shares of the Registrant's common stock for each share of American List common stock issued and outstanding was determined in accordance with the Merger Agreement. The consideration received by the holders of American List and the other material terms of the Merger Agreement were determined through arms'-length negotiation between the Registrant and American List. The Merger has been accounted for as a pooling of interests for accounting and financial reporting purposes.


ITEM 7.   FINANCIAL STATEMENTS AND EXHIBITS

         (A)     Financial statements of businesses acquired.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors and Stockholders
  AMERICAN LIST CORPORATION

     We have audited the accompanying consolidated balance sheets of American List Corporation and Subsidiaries as of February 28, 1997 and February 29, 1996, and the related consolidated statements of earnings, stockholders' equity and cash flows for each of the years in the three-year period ended February 28, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of American List Corporation and Subsidiaries as of February 28, 1997 and February 29, 1996, and the consolidated results of their operations and their consolidated cash flows for each of the years in the three-year period ended February 28, 1997 in conformity with generally accepted accounting principles.

GRANT THORNTON LLP

Melville, New York
April 11, 1997

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                      FEBRUARY 28,   FEBRUARY 29,
                                                                          1997           1996
                                                                      ------------   ------------
CURRENT ASSETS
  Cash and cash equivalents.........................................  $  3,101,520   $  3,611,609
  Marketable securities.............................................     6,297,412      7,775,051
  Trade accounts receivable, net of allowance for doubtful accounts
     of $80,000 and $50,000, respectively...........................     5,469,023      5,781,175
  Unamortized costs of lists........................................       856,943        869,899
  Prepaid income taxes..............................................       407,894        192,152
  Prepaid expenses and other........................................        59,187        127,380
                                                                      ------------   ------------
          Total current assets......................................    16,191,979     18,357,266
PROPERTY AND EQUIPMENT -- AT COST
  Furniture and fixtures............................................       362,753        294,783
  Computer equipment................................................     1,137,021      1,000,824
  Leasehold improvements............................................        86,979         10,959
                                                                      ------------   ------------
                                                                         1,586,753      1,306,566
  Less accumulated depreciation.....................................     1,075,079        845,121
                                                                      ------------   ------------
                                                                           511,674        461,445
DEFERRED LICENSE COST, net of accumulated amortization of $884,000
  and $549,000, respectively........................................     2,455,782      2,790,369
UNAMORTIZED COSTS OF LISTS..........................................       522,186        494,200
OTHER ASSETS........................................................       357,195        406,792
                                                                      ------------   ------------
                                                                      $ 20,038,816   $ 22,510,072
                                                                      ============   ============
                              LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Current portion of long-term debt.................................  $    374,113   $    445,645
  Accounts payable..................................................       354,921        240,973
  Accrued pension and profit-sharing contributions..................       227,517        202,773
  Accrued salaries..................................................       196,562        270,564
  Accrued expenses..................................................       346,293        239,553
                                                                      ------------   ------------
          Total current liabilities.................................     1,499,406      1,399,508
LONG-TERM DEBT......................................................     1,540,117      1,893,264
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock, par value $.01 per share; authorized 20,000,000
     shares; issued 4,466,678 and 4,541,403 shares, respectively....        44,667         45,414
  Additional paid-in capital........................................     4,174,899      6,459,011
  Unrealized gain on marketable securities..........................         3,747          4,687
  Retained earnings.................................................    14,101,795     12,708,188
                                                                      ------------   ------------
                                                                        18,325,108     19,217,300
  Less treasury stock at cost -- 55,000 shares......................    (1,325,815)            --
                                                                      ------------   ------------
                                                                        16,999,293     19,217,300
                                                                      ------------   ------------
                                                                      $ 20,038,816   $ 22,510,072
                                                                      ============   ============

        The accompanying notes are an integral part of these statements.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF EARNINGS

                                                                          YEAR ENDED
                                                          ------------------------------------------
                                                          FEBRUARY 28,   FEBRUARY 29,   FEBRUARY 28,
                                                              1997           1996           1995
                                                          ------------   ------------   ------------
Revenues................................................  $ 18,471,146   $ 18,886,844   $ 15,494,219
Costs and expenses
  Cost of operations....................................     3,065,750      2,902,328      2,200,784
  Selling, general and administrative expenses..........     4,940,229      4,238,206      3,615,328
                                                          ------------   ------------   ------------
                                                             8,005,979      7,140,534      5,816,112
                                                          ------------   ------------   ------------
          Operating income..............................    10,465,167     11,746,310      9,678,107
Other income (expense)
  Investment income.....................................       390,611        476,142        378,430
  Interest expense......................................      (154,355)      (185,430)      (129,487)
                                                          ------------   ------------   ------------
          Earnings before provision for income taxes....    10,701,423     12,037,022      9,927,050
Provision for income taxes..............................     3,953,000      4,428,000      3,751,000
                                                          ------------   ------------   ------------
          NET EARNINGS..................................  $  6,748,423   $  7,609,022   $  6,176,050
                                                          ============   ============   ============
Net earnings per common share...........................  $       1.51   $       1.68   $       1.36
                                                          ============   ============   ============
Weighted average shares outstanding.....................     4,462,421      4,542,397      4,557,445
                                                          ============   ============   ============

        The accompanying notes are an integral part of these statements.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
     YEARS ENDED FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

                                                                        UNREALIZED
                                                         ADDITIONAL     GAIN (LOSS)
                                                           PAID-IN     ON MARKETABLE    RETAINED      TREASURY
                                    SHARES     AMOUNT      CAPITAL      SECURITIES      EARNINGS        STOCK         TOTAL
                                   ---------   -------   -----------   -------------   -----------   -----------   -----------
Balance at March 1, 1994.........  4,142,556   $41,426                                 $12,867,120                 $12,908,546
  Issuance of common stock in
    connection with 10% stock
    dividend.....................    414,157    4,141    $ 6,881,219                    (6,885,360)
  Issuance of common stock in
    connection with exercise of
    stock options................      3,300       33         32,092                                                    32,125
  Unrealized loss on marketable
    securities...................                                       $   (11,833)                                   (11,833)
  Net earnings...................                                                        6,176,050                   6,176,050
  Cash dividends declared on
    common stock -- $.60 per
    share........................                                                       (2,734,523)                 (2,734,523)
                                   ---------   -------   -----------   -------------   -----------   -----------   -----------
Balance at February 28, 1995.....  4,560,013   45,600      6,913,311        (11,833)     9,423,287                  16,370,365
  Issuance of common stock in
    connection with exercise of
    stock options................      6,290       63         62,323                                                    62,386
  Purchase and retirement of
    treasury stock...............    (24,900)    (249)      (516,623)                                                 (516,872)
  Unrealized gain on marketable
    securities...................                                            16,520                                     16,520
  Net earnings...................                                                        7,609,022                   7,609,022
  Cash dividends declared on
    common stock -- $.95 per
    share........................                                                       (4,324,121)                 (4,324,121)
                                   ---------   -------   -----------   -------------   -----------   -----------   -----------
Balance at February 29, 1996.....  4,541,403   45,414      6,459,011          4,687     12,708,188                  19,217,300
  Issuance of common stock in
    connection with exercise of
    stock options................     35,275      353        482,797                                                   483,150
  Purchase and retirement of
    treasury stock...............   (110,000)  (1,100)    (2,766,909)                                               (2,768,009)
  Purchase of common stock for
    treasury.....................                                                                    $(1,325,815)   (1,325,815)
  Unrealized loss on marketable
    securities...................                                              (940)                                      (940)
  Net earnings...................                                                        6,748,423                   6,748,423
  Cash dividends declared on
    common stock -- $1.20 per
    share........................                                                       (5,354,816)                 (5,354,816)
                                   ---------   -------   -----------   -------------   -----------   -----------   -----------
Balance at February 28, 1997.....  4,466,678   $44,667   $ 4,174,899    $     3,747    $14,101,795   $(1,325,815)  $16,999,293
                                   =========   =======   ===========   =============    ==========   ===========   ===========

         The accompanying notes are an integral part of this statement.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                         YEAR ENDED
                                                       ----------------------------------------------
                                                       FEBRUARY 28,     FEBRUARY 29,     FEBRUARY 28,
                                                           1997             1996             1995
                                                       ------------     ------------     ------------
Cash flows from operating activities
  Net earnings.......................................   $ 6,748,423     $  7,609,022     $  6,176,050
  Adjustments to reconcile net earnings to net cash
     provided by operating activities
     Depreciation and amortization...................       693,997          510,102          302,244
     Provision for losses on accounts receivable.....       (73,691)         (17,734)         (22,955)
     Amortization of bond premium....................       200,299          220,937          256,992
     Gain on sale of investments.....................                        (12,745)
     Changes in operating assets and liabilities, net
       of acquisition in fiscal 1996
       Accounts receivable...........................       385,843       (1,355,854)      (1,431,636)
       Unamortized costs of lists....................       (15,030)         223,972          195,837
       Prepaid income taxes..........................      (215,742)        (192,152)
       Prepaid expenses and other....................        68,193          (84,338)          28,436
       Other assets..................................       (79,855)        (116,489)         (52,219)
       Accounts payable..............................       113,948          (64,168)         (34,764)
       Accrued pension and profit-sharing
          contributions..............................        24,744           10,724            5,536
       Accrued salaries..............................       (74,002)        (118,996)        (176,973)
       Accrued expenses..............................       282,061          183,454          156,980
       Income taxes payable..........................                       (170,337)        (745,259)
                                                       ------------     ------------     ------------
          Net cash provided by operating
            activities...............................     8,059,188        6,625,398        4,658,269
                                                       ------------     ------------     ------------
Cash flows from investing activities
  Capital expenditures...............................   $  (280,187)    $   (156,969)    $    (71,176)
  Sale (purchase) of marketable securities...........     1,276,400         (680,756)      (1,959,812)
  Acquisition of subsidiary, net of cash acquired....                        (69,534)
  Proceeds from sale of marketable securities........                         75,443
  Deferred license costs.............................                                        (600,000)
                                                       ------------     ------------     ------------
          Net cash provided by (used in) investing
            activities...............................       996,213         (831,816)      (2,630,988)
                                                       ------------     ------------     ------------
Cash flows from financing activities
  Proceeds from issuance of common stock.............       483,150           62,386           32,125
  Cash dividends paid................................    (5,354,816)      (4,324,121)      (3,563,034)
  Acquisition of common stock........................    (4,093,824)        (516,872)
  Payment of long-term debt..........................      (600,000)        (600,000)
                                                       ------------     ------------     ------------
          Net cash used in financing activities......    (9,565,490)      (5,378,607)      (3,530,909)
                                                       ------------     ------------     ------------
          NET (DECREASE) INCREASE IN CASH AND CASH
            EQUIVALENTS..............................      (510,089)         414,975       (1,503,628)
Cash and cash equivalents at beginning of year.......     3,611,609        3,196,634        4,700,262
                                                       ------------     ------------     ------------
Cash and cash equivalents at end of year.............   $ 3,101,520     $  3,611,609     $  3,196,634
                                                        ===========     ============     ============

        The accompanying notes are an integral part of these statements.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE A -- DESCRIPTION OF BUSINESS AND SUMMARY OF ACCOUNTING POLICIES

     American List Corporation ("ALC"), through its wholly-owned subsidiary, American Student List Company, Inc. ("ASL"), primarily develops, maintains and markets databases of high school, college and pre-school through junior high school students in the United States. ASL rents lists to its customers derived from its database for use primarily in direct mail and marketing programs. ASL's customers consist mainly of list brokers and advertising agencies, financial institutions, retailers and educational institutions. These customers are located primarily in the United States. ALC's wholly-owned subsidiary, GeoDemX Corporation ("GeoDemX"), is engaged in the sale of software that incorporates computerized mapping and electronic demographic data for the generation of sales leads.

     A summary of the significant accounting policies applied on a consistent basis in the preparation of the accompanying consolidated financial statements follows:

1. Principles Applied in Consolidation

     The consolidated financial statements include the accounts of American List Corporation and its wholly-owned subsidiaries, American Student List Company, Inc. and GeoDemX Corporation, (the "Company"). All significant intercompany balances and transactions have been eliminated.

2. Depreciation and Amortization

     Depreciation and amortization of property and equipment are provided primarily on the straight-line basis over the estimated useful lives of the respective assets, generally ranging from three to seven years.

3. Revenue Recognition

     Revenues from the sale of lists are recognized upon the shipment to customers of lists on computerized labels, magnetic tape or computer diskettes for a one-time usage. Additional billings are made by the Company for additional usage by the customers. Revenues from the sale of software use are recognized upon installation by the Company and acceptance from customers. Historically, actual sales returns and allowances have not been material.

4. Costs of Lists

     Costs of purchased lists are amortized on a straight-line basis over their estimated useful lives, generally one to five years. The Company determines the useful lives of its lists based upon the estimated period of time such lists are marketable. The portion of the list amortized within one year from the balance sheet date is classified as a current asset. The Company periodically reviews the marketability of its lists and, accordingly, the respective estimated useful lives. Such reviews, to date, have not resulted in revised estimates of useful lives of the lists.

5. Earnings per Share

     Earnings per share are based upon the weighted average number of shares of common stock outstanding during the year. Common stock equivalents are not included in the computation as they are not materially dilutive.

6. Income Taxes

     Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

7. Marketable Securities

     The Company's investments are classified into three categories. Those securities classified as "trading" or "available-for-sale" are reported at market value. Debt securities are classified as "held to maturity" which are reported at amortized cost. Cost is determined using the specific identification method. Unrealized gains and losses from securities "available-for-sale" are reported as a separate component of stockholders' equity, net of related tax effects.

8. Statement of Cash Flows

     The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company paid income taxes for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 of $4,211,395, $4,832,044, and $4,553,686, respectively.
During fiscal 1995, the Company had noncash investing and financing activities in connection with the acquisition of a licensing agreement of approximately $3,339,000.

9. Financial Instruments and Credit Risk

     Financial instruments which potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents, marketable securities and accounts receivable. The Company places its investments in highly rated financial institutions, United States Treasury bills, investment grade short-term debt instruments and state and local municipalities, while limiting the amount of credit exposure to any one entity. Concentrations of credit risk with respect to accounts receivable are limited due to the large number of customers, generally short payment terms, and their dispersion across geographic areas.

10. Use of Estimates

     In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and revenues and expenses during the reporting period. Actual results could differ from those estimates.

11. New Accounting Standards Not Yet Adopted

     In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share," which is effective for financial statements for both interim and annual periods ending after December 15, 1997. Early adoption of the new standard is not permitted. The standard eliminates primary and fully diluted earnings per share and requires presentation of basic and diluted earnings per share together with disclosure of how the per share amounts were computed. The adoption of this new standard is not expected to have a material impact on the disclosure of earnings per share in the consolidated financial statements.

     The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards No. 129 ("SFAS No. 129"), "Disclosure of Information About Capital Structure." The Company does not anticipate that SFAS No. 129 will have a material impact on the consolidated financial statements.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE B -- MARKETABLE SECURITIES

     The amortized cost, unrealized gains and losses, and market values of the Company's held-to-maturity and available-for-sale securities are summarized as follows:

                                                                  GROSS         GROSS
                                                  AMORTIZED     UNREALIZED    UNREALIZED      MARKET
                                                     COST         GAINS         LOSSES        VALUE
                                                  ----------    ----------    ----------    ----------
February 28, 1997
  Held to maturity, maturing in less than one
     year
     State and municipal bonds................... $5,571,856     $  4,493      $  (5,945)   $5,570,404
     Certificates of deposit.....................    188,656                        (547)      188,109
                                                  ----------    ----------    ----------    ----------
                                                  $5,760,512     $  4,493      $  (6,492)   $5,758,513
                                                  ==========     ========      =========    ==========
  Available for sale
     Equity securities........................... $  104,452     $  1,192      $ (23,739)   $   81,905
     Government income securities................    498,162                     (43,167)      454,995
                                                  ----------     --------      ---------    ----------
                                                  $  602,614     $  1,192      $ (66,906)   $  536,900
                                                  ==========     ========      =========    ==========
February 29, 1996
  Held to maturity, maturing in less than one
     year
     State and municipal bonds................... $6,484,774     $  8,116      $    (718)   $6,492,172
     U.S. Treasury bills.........................    500,353                        (116)      500,237
     Certificates of deposit.....................    281,955                        (541)      281,414
                                                  ----------     --------      ---------    ----------
                                                  $7,267,082     $  8,116      $  (1,375)   $7,273,823
                                                  ==========     ========      =========    ==========
  Available for sale
     Equity securities........................... $  102,882     $  1,091      $ (30,760)   $   73,213
     Government income securities................    469,808                     (35,052)      434,756
                                                  ----------     --------      ---------    ----------
                                                  $  572,690     $  1,091      $ (65,812)   $  507,969
                                                  ==========     ========      =========    ==========
February 28, 1995
  Held to maturity, maturing in less than one
     year
     State and municipal bonds................... $6,214,203     $  3,566      $ (15,947)   $6,201,822
     U.S. Treasury bills.........................    613,840       14,362                      628,202
                                                  ----------     ---------     ---------    ----------
                                                  $6,828,043     $ 17,928      $ (15,947)   $6,830,024
                                                  ==========     ========      =========    ==========
  Available for sale
     Equity securities........................... $  173,293     $    803      $ (43,763)   $  130,333
     Government income securities................    439,968                     (46,934)      393,034
                                                  ----------     --------      ---------    ----------
                                                  $  613,261     $    803      $ (90,697)   $  523,367
                                                  ==========     ========      =========    ==========

     As a result of changes in market value of the available-for-sale security portfolio, a valuation adjustment of $3,747, $4,687 and $(11,833), net of deferred taxes, is recorded as a separate component of stockholders' equity at February 28, 1997, February 29, 1996 and February 28, 1995, respectively.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

NOTE C -- INCOME TAXES

     The Company files a consolidated Federal income tax return.

     Income tax expense is comprised of the following elements:

                                                        1997           1996           1995
                                                     ----------     ----------     ----------
    Current
      Federal......................................  $3,374,000     $3,817,000     $3,126,000
      State........................................     579,000        611,000        625,000
                                                     ----------     ----------     ----------
                                                     $3,953,000     $4,428,000     $3,751,000
                                                     ==========     ==========     ==========

     The difference between these amounts and amounts computed by applying the statutory Federal income tax rate to earnings before taxes is as follows:

                                         YEAR ENDED FEBRUARY   YEAR ENDED FEBRUARY   YEAR ENDED FEBRUARY
                                              28, 1997              29, 1996              28, 1995
                                         -------------------   -------------------   -------------------
                                                       % OF                  % OF                  % OF
                                                      PRETAX                PRETAX                PRETAX
                                           AMOUNT     INCOME     AMOUNT     INCOME     AMOUNT     INCOME
                                         ----------   ------   ----------   ------   ----------   ------
Computed "expected" tax expense......... $3,638,484    34.0%   $4,092,587    34.0%   $3,375,200    34.0%
Increases (reductions) in taxes
  resulting from
  State income taxes, net of Federal
     income tax benefit.................    382,140     3.5       403,260     3.4       412,500     4.2
  Other.................................    (67,624)    (.6)      (67,847)    (.6)      (36,700)    (.4)
                                         ----------    ----    ----------    ----    ----------    ----
Actual tax expense                       $3,953,000    36.9%   $4,428,000    36.8%   $3,751,000    37.8%
                                         ==========    ====    ==========    ====    ==========    ====

NOTE D -- PENSION AND PROFIT-SHARING PLANS

     Effective March 1, 1974, the Company adopted both pension and profit-sharing plans covering all full-time employees, as defined, which provide for death and retirement benefits. The noncontributory plans are funded through the purchase of insurance policies and contributions to trust funds.

     Contributions and trust earnings of the plans are credited to the account of each employee. The plans are defined contribution plans and, accordingly, individual benefits are limited to the balance of the trust funds and amounts payable under the insurance policies.

     Pension and profit-sharing expenses have been charged as follows for the years ended:

                                                      FEBRUARY 28,     FEBRUARY 29,     FEBRUARY 28,
                                                          1997             1996             1995
                                                      ------------     ------------     ------------
    Pension expense.................................    $195,311         $178,306         $174,222
    Profit-sharing expense..........................      30,000           25,000           23,000
                                                      ------------     ------------     ------------
                                                        $225,311         $203,306         $197,222
                                                       =========        =========        =========

NOTE E -- LICENSE AGREEMENT

     Effective July 1, 1994, the Company entered into an exclusive licensing agreement, whereby the Company obtained a ten-year license to use, reproduce and distribute a defined segment of the licensor's lists and to use their sources and customer list to compile and market the Company's own lists. The licensor will have the nonexclusive right to broker the licensed list to third parties in return for a commission.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

     As consideration for the granting of the license, the Company will pay a total of $4,200,000. The license fee is payable in three annual installments of $600,000 which began July 1994; three annual installments of $500,000 beginning July 1997; three annual installments of $250,000 beginning July 2000; and a final installment of $150,000 in July 2003.

     The Company has recorded the cost and related obligation for the license, net of imputed interest at 7.25%, which approximated $3.3 million. The net cost of the license is being amortized on a straight-line basis over the ten-year term of the license agreement.

     In the event that facts and circumstances indicate that the deferred cost of the license may be impaired, an evaluation of recoverability would be performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the license would be compared to the asset's carrying amount to determine if a write-down to market value or discounted cash flow value is required. Impairment would be recognized in operating results if a permanent diminution in value were to occur. At February 28, 1997, the value of the asset ("deferred license cost") is estimated to be fully recoverable.

NOTE F -- COMMITMENTS AND CONTINGENCIES

  Lease Commitments

     The Company currently occupies an office and computer facility under an operating lease which commenced June 15, 1991 and expires June 15, 2001. The lease, as amended on July 1, 1996, currently provides for an annual base rent of $285,812 which will increase ratably over the term of the lease to a maximum of $331,050. The lease contains an escalation clause relating to increases in real estate taxes.

     The Company also maintains a branch sales office under an operating lease which commenced on July 1, 1996 and expires June 30, 2001. The lease currently provides for an annual base rent of $16,500, which will increase ratably over the term of the lease to a maximum of $19,738.

     The approximate minimum rental commitments under these operating leases are as follows:

                            YEARS ENDING FEBRUARY 28,
    -------------------------------------------------------------------------
         1998................................................................  $  322,000
         1999................................................................     331,000
         2000................................................................     341,000
         2001................................................................     351,000
         2002................................................................     101,000
                                                                               ----------
              Total minimum payments required................................  $1,446,000
                                                                                =========

     Total rent expense for the years ended February 28, 1997, February 29, 1996 and February 28, 1995 including escalation payments, amounted to approximately $394,000, $294,000 and $288,000, respectively.

Legal Proceedings

     An officer of the Company, who was subject to an employment agreement expiring in March 2001, was terminated in February 1997. The employee has challenged the basis for termination under the terms of such agreement before an independent arbitrator and accordingly seeks reinstatement, back pay and benefits. The Company's counsel with respect to this matter believes that the Company has meritorious defenses and is pursuing the matter vigorously. Furthermore, the Company does not believe that this action will have a material adverse affect on the Company's results of operations, cash flow or financial position.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

     From time to time, the Company is subject to ordinary routine litigation and various other legal proceedings, claims and liabilities which are incidental to the business. The Company believes that none of these other legal proceedings has had or is likely to have a material adverse affect on the Company's results of operations, cash flow or financial position.

NOTE G -- STOCKHOLDERS' EQUITY

     The Company's 1992 Stock Option Plan (the "Plan") provides for the issuance of options to purchase up to 300,000 shares, as adjusted, of common stock. The Plan provides for the issuance of both incentive stock options to purchase the Company's common stock at not less than fair market value on the date of the grant and nonqualified options to purchase shares at exercise prices determined by the Board of Directors.

     A summary of stock option activity related to the Company's Plan is as follows:

                                                      INCENTIVE STOCK OPTIONS
                                               -------------------------------------    NONQUALIFIED
                                                                           WEIGHTED-    STOCK OPTIONS
                                                                            AVERAGE    ---------------
                                                                           EXERCISE    PRICE
                                                 PRICE RANGE     SHARES      PRICE     RANGE    SHARES
                                               ---------------   -------   ---------   ------   ------
Outstanding at March 1, 1995.................  $ 9.39 - $18.00   135,145    $ 16.08    $11.89   1,650
  Granted....................................   21.00 -  29.88    57,500      22.01
  Exercised..................................    9.39 -  11.89    (6,290)     10.18
                                                                 -------                        ------
Outstanding at February 29, 1996.............    9.39 -  29.88   186,355      18.12     11.89   1,650
  Granted....................................            26.88     7,000      26.88
  Exercised..................................    9.39 -  18.00   (35,275)     13.70
  Expired....................................            18.00   (75,000)     18.00
                                                                 -------                        ------
Outstanding at February 28, 1997.............  $10.08 - $29.88    83,080    $ 20.85    $11.89   1,650
                                                                 =======    =======    ======   =====
Exercisable at February 28, 1997.............  $10.08 - $29.88    83,080    $ 20.85    $11.89   1,650
                                                                 =======    =======    ======   =====

     The following table summarizes information concerning currently outstanding and exercisable incentive stock options:

                                             WEIGHTED-AVERAGE
   RANGE OF         NUMBER OUTSTANDING     REMAINING CONTRACTUAL     WEIGHTED-AVERAGE
EXERCISE PRICES      AND EXERCISABLE           LIFE (YEARS)           EXERCISE PRICE
---------------     ------------------     ---------------------     ----------------
 $10 - $20                18,415           6.8 years.......               $14.95
  20 -  30                64,665           8.26 years......                22.54
                         -------
                          83,080
                    ==============

     The weighted average option fair value on the grant date was $11.34 and $9.09 for options issued during the years ended February 28, 1997 and February 28, 1996, respectively.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

     The Company has adopted only the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"); it applies APB Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations in accounting for the Plan and does not recognize compensation expense for such Plan. If the Company had elected to recognize compensation expense based upon the fair value at the grant dates for awards under these plans consistent with the methodology prescribed by SFAS No. 123, the Company's reported net earnings and earnings per share would be reduced to the pro forma amounts indicated below for the years ended:

                                                                  FEBRUARY 28,     FEBRUARY 29,
                                                                      1997             1996
                                                                  ------------     ------------
    Net earnings
      As reported...............................................   $ 6,748,423      $ 7,609,022
      Pro forma.................................................     6,655,393        7,051,597
    Earnings per common share
      As reported...............................................   $      1.51      $      1.68
      Pro forma.................................................          1.49             1.55

     These pro forma amounts may not be representative of future disclosures because they do not take into effect pro forma compensation expense related to grants made before fiscal 1996. The fair value of these options was estimated at the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions for the fiscal years ended February 28, 1997 and February 29, 1996, respectively: expected volatility of 34 and 32 percent; risk-free interest rates of 6.51 and 6.39 percent; and expected life of seven years for both years.

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the use of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     On May 23, 1996, the Board of Directors increased the number of shares the Company may repurchase under its common stock purchase plan to 300,000 shares of the Company's common stock. On April 7 and November 16, 1995, the Company purchased 24,600 and 300 shares of its common stock for $509,238 and $7,634, respectively. In May 1996, the Company purchased 110,000 shares of its common stock in the open market for $2,768,009. In January 1997, the Company purchased 55,000 shares of its common stock in the open market for $1,325,815.

     In connection with the transaction described in Note I, the Company has discontinued its common stock buy-back program.

NOTE H -- ACQUISITION OF GEODEMX

     On June 22, 1995, the Company acquired substantially all of the operating assets and liabilities of GeoDemX for nominal consideration. The purchase agreement provides for, among other things, additional consideration to be paid based on a percentage of GeoDemX's annual pretax earnings through February 28, 1999. Such additional consideration shall be paid through the issuance of the Company's common stock. However, the sellers may elect to receive up to 50% of such additional consideration in cash. The cost in excess of the fair value of the net assets acquired, approximating $125,000, has been included in other assets, and was being amortized on a straight-line basis over a five-year period. The Company periodically reviews and evaluates whether there has been any permanent impairment in the value of recorded amounts. Factors considered in the valuation include current operating results, trends and anticipated undiscounted future cash flows. During the fourth quarter of fiscal 1997, the Company recognized a goodwill impairment charge of approximately $100,000 related to the June 1995 acquisition of GeoDemX.

                   AMERICAN LIST CORPORATION AND SUBSIDIARIES

           FEBRUARY 28, 1997, FEBRUARY 29, 1996 AND FEBRUARY 28, 1995

     At the date of acquisition, the Company set forth certain conditions and expectations for the GeoDemX business. At present, it cannot assure that it will continue to fund the operations of GeoDemX. However, the Company expects to recover the carrying value of the net assets of GeoDemX ($133,000) at February 28, 1997.

NOTE I -- SUBSEQUENT EVENT

     On March 18, 1997, the Company entered into an Agreement and Plan of Merger (the "Agreement") with Snyder Communications, Inc. ("Snyder") and became a wholly-owned subsidiary of Snyder on July 11,1997. In accordance with the Agreement, each share of the Company's common stock outstanding immediately prior to the merger was converted into 1.14 shares of Snyder common stock.

         (B)     Pro forma financial information.

                  UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

     The following unaudited pro forma combined financial data gives effect to Snyder's business combinations with MMD, Brann and America List (the
"Business Combinations") on a pooling of interests basis. The pro forma combined statement of operations data assumes that the Business Combinations occurred as of January 1 of each period presented and the combined balance sheet data assumes that the Business Combinations occurred as of March 31, 1997.

     The pro forma financial data for all periods presented reflects the combined financial information for Snyder and has been derived from the unaudited quarterly financial statements from Synder's March 31, 1997 Form 10-Q filing and its audited Consolidated Financial Statements for 1994, 1995, and 1996. The pro forma financial data for American List as of March 31, 1997 has been derived from the audited Consolidated Financial Statements of American List as of February 28, 1997. The pro forma quarterly statement of income data for the quarter ended March 31, 1997 was derived by deducting the results of the nine month period ended November 30, 1996 from the audited Consolidated Financial Statements of American List for the year ending February 28, 1997. The pro forma financial data for American List for the years ended December 31, 1996, 1995 and 1994 have been derived from the audited Consolidated Financial Statements of American List as of and for the three years ended February 28, 1997, February 29, 1996, and February 28, 1995, respectively. The derivation of such information results in the inclusion of the three months ended February 28, 1997 ($5,031,000 in revenues and $1,825,000 in net income) in the pro forma financial data for the year ended December 31, 1996 and in the inclusion of the three months ended February 29, 1996 ($5,665,000 in revenues and $2,491,000 in net income) in the pro forma financial data for the year ended December 31, 1995.

     The unaudited pro forma data is presented for informational purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Business Combinations had occurred on such date or at the beginning of the periods indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                                 (IN THOUSANDS)

                                                     MARCH 31,    FEBRUARY 28,
                                                       1997           1997           MERGER        AFTER
                                                      SNYDER      AMERICAN LIST    ADJUSTMENTS    MERGER
                                                     ---------    -------------    -----------    -------
ASSETS
CURRENT ASSETS:
     Cash and equivalents.........................     37,646          3,102                       40,748
     Marketable securities........................         --          6,297                        6,297
     Accounts receivable..........................     21,344          5,469                       26,813
     Unbilled services............................      5,584             --                        5,584
     Unamortized cost of lists....................         --            857                          857
     Other current assets.........................      5,004            467                        5,471
                                                     ---------    -------------    -----------    -------
          Total current assets....................     69,578         16,192              --       85,770
Property and equipment, net.......................     21,215            512                       21,727
Deferred license costs, net.......................         --          2,456                        2,456
Goodwill..........................................      7,353                                       7,353
Deposits and other assets.........................      1,012            879                        1,891
                                                     ---------    -------------    -----------    -------
          Total assets............................     99,158         20,039              --      119,197
                                                      =======     ==========       =========      =======
LIABILITIES
CURRENT LIABILITIES:
     Current obligations under debt and capital
       leases.....................................      3,350            374                        3,724
     Accounts payable and accrued expenses........     30,779          1,125           5,544       37,448
     Unearned revenue.............................      4,824             --                        4,824
                                                     ---------    -------------    -----------    -------
          Total current liabilities...............     38,953          1,499           5,544       45,996
Deferred income taxes.............................        232             --                          232
Other long-term liabilities.......................         89             --                           89
Long-term obligations under debt and capital
  leases..........................................      7,350          1,540                        8,890
                                                     ---------    -------------    -----------    -------
          Total liabilities.......................     46,624          3,039           5,544       55,207
                                                     ---------    -------------    -----------    -------
EQUITY
Preferred stock...................................         --             --                           --
Common stock......................................         37             45             (40)          42
Additional Paid-in capital........................     61,060          4,175              40       65,275
Retained earnings (deficit).......................     (8,724)        14,102          (5,544)        (166)
Unrealized gain on marketable securities..........         --              4                            4
Cumulative foreign currency translation
  adjustment......................................        161             --                          161
Treasury stock....................................         --         (1,326)                      (1,326)
                                                     ---------    -------------    -----------    -------
          Total equity............................     52,534         17,000          (5,544)      63,990
                                                     ---------    -------------    -----------    -------
          Total liabilities and equity............     99,158         20,039              --      119,197
                                                      =======     ==========       =========      =======

             See notes to pro forma combined financial information.

                UNAUDITED PRO FORMA COMBINED STATEMENT OF INCOME

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                       YEAR ENDED DECEMBER 31,
                                    ------------------------------     QUARTER ENDED      QUARTER ENDED
                                     1994       1995        1996       MARCH 31, 1996     MARCH 31, 1997
                                    ------     -------     -------     --------------     --------------
Revenues........................    95,923     151,688     203,911          46,171             54,084
Operating expenses:
     Cost of services...........    55,420      96,726     142,424          31,167             35,290
     Selling, general and
       administrative...........    19,369      25,959      38,679           8,366             11,169
     Acquisition costs..........        --          --          --              --             16,181
     Compensation to
       stockholders.............     3,009       7,034       1,548              --                  0
                                    ------     -------     -------     --------------     --------------
Income (loss) from operations...    18,125      21,969      21,260           6,638             (8,556)
Interest
  expense -- substantially all
  to related parties............    (1,378)     (1,956)     (2,147)           (554)              (337)
Interest income.................       459         792       1,231             189                626
                                    ------     -------     -------     --------------     --------------
Income (loss) before taxes and
  extraordinary item............    17,206      20,805      20,344           6,273             (8,267)
Income tax provision
  (benefit).....................     5,216       6,000       5,365           1,411              2,391
                                    ------     -------     -------     --------------     --------------
Income (loss) from continuing
  operations....................    11,990      14,805      14,979           4,862            (10,658)
                                    ======     =======     =======     ===========        ===========
Net income (loss) from
  continuing operations per
  common share..................      0.31        0.39        0.38            0.13              (0.25)
Average shares outstanding......    38,359      38,341      39,347          38,341             42,451
Fully diluted net income (loss)
  from continuing operations per
  share.........................      0.31        0.39        0.38            0.13              (0.25)
Fully diluted average shares
  outstanding...................    38,359      38,341      39,542          38,341             42,451

           See notes to unaudited pro forma combined financial data.

              NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

1. The pro forma combined financial data reflect the issuance of 5,032,322 shares of Snyder Common Stock for an aggregate of 4,414,318 shares of American List Common Stock in connection with the Merger based upon a conversion factor of 1.14 shares of Snyder Common Stock for each share of American List Common Stock.

2. The pro forma combined balance sheet reflects the estimated acquisition costs of $5,544,000 expected to be incurred in connection with the Merger.

3. On a combined basis, there were no material transactions between Snyder and American List during any period presented.

4. The table below sets forth the composition of the unaudited pro forma revenues, income from operations and net income for each of the periods shown had the Merger taken place at the beginning of the periods shown:

                                  FOR THE YEARS ENDED DECEMBER 31,
                                   (IN THOUSANDS, EXCEPT PER SHARE         FOR THE           FOR THE
                                              AMOUNTS)                  QUARTER ENDED     QUARTER ENDED
                                  ---------------------------------       MARCH 31,         MARCH 31,
                                   1994         1995         1996           1996              1997
                                  -------     --------     --------     -------------     -------------
Revenues
     Snyder...................    $80,429     $132,801     $185,440        $40,506          $  49,053
     American List............     15,494       18,887       18,471          5,665              5,031
                                  -------     --------     --------        -------           --------
     Combined.................    $95,923     $151,688     $203,911        $46,171          $  54,084
                                  =======     ========     ========        =======           ========
Cost of services
     Snyder...................    $53,219     $ 93,824     $139,359        $30,291          $  34,555
     American List............      2,201        2,902        3,065            876                735
                                  -------     --------     --------        -------           --------
     Combined.................    $55,420     $ 96,726     $142,424        $31,167          $  35,290
                                  =======     ========     ========        =======           ========
Income (loss) from operations
     Snyder...................    $ 8,447     $ 10,222     $ 10,794        $ 2,835          $ (11,378)
     American List............      9,678       11,747       10,466          3,803              2,822
                                  -------     --------     --------        -------           --------
     Combined.................    $18,125     $ 21,969     $ 21,260        $ 6,638          $  (8,556)
                                  =======     ========     ========        =======           ========
Income (loss) from continuing
  operations
     Snyder...................    $ 5,814     $  7,195     $  8,230        $ 2,372          $ (12,483)
     American List............      6,176        7,610        6,749          2,490              1,825
                                  -------     --------     --------        -------           --------
     Combined.................    $11,990     $ 14,805     $ 14,979        $ 4,862          $ (10,658)
                                  =======     ========     ========        =======           ========

         (C)     Exhibits.


         21 Agreement and Plan of Merger, dated as of March 18, 1997, among American List Corporation, the Registrant and Snyder Z Acquisition, Inc.*

         99.1    Press release issued on July 11, 1997.

         * Filed as an exhibit to the Registrant s Current Report on Form 8-K, dated March 31, 1997, and incorporated herein by reference.

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                        SNYDER COMMUNICATIONS, INC.
                                                (Registrant)




Date:  JULY 25,1997                     /s/ MICHELE D. SNYDER
      -------------                        ----------------------------------
                                            Michele D. Snyder
                                            Vice Chairman, President
                                            and Chief Operating Officer



Date:  JULY 25,1997                     /s/ A. CLAYTON PERFALL
      -------------                        ----------------------------------
                                            A. Clayton Perfall
                                            Chief Financial Officer